Exhibit 99.1

Resmed Announces Appointment of Carol Burt as Lead Director and

Planned Retirement of Director Ron Taylor

•	Nominating and Governance Chair Carol Burt to become Lead Director.

•	Ron Taylor to retire after more than 21 years of service on Resmed’s Board of Directors.

SAN DIEGO, Aug.17, 2026 – Resmed (NYSE: RMD, ASX: RMD), the leading health technology company focused on sleep, breathing and care delivered in the home, today announced that Carol Burt will become Lead Director on November 15, 2026. She will succeed Ron Taylor, Resmed’s current Lead Director, who is not standing for reelection at the company’s 2026 Annual Meeting of Stockholders on November 18, 2026, and will retire after more than 21 years of service to the company.

The Board has appointed Carol Burt to serve as Lead Director, effective November 15, 2026. Burt has served on Resmed’s Board since 2013 and currently chairs the Nominating and Governance Committee. She is also a member of the Audit Committee and the Compliance, Privacy and Quality Committee. Burt’s extensive board leadership and governance experience position her well to serve as Lead Director as the company continues to execute its long-term strategy.

“Carol is an outstanding leader with deep governance experience, broad healthcare industry knowledge and a strong commitment to Resmed’s mission,” said Mick Farrell, Resmed’s Chairman and CEO. “I look forward to continuing to work closely with Carol and the entire Board as we advance our strategy and create long-term value for our shareholders.”

Ron Taylor joined Resmed’s Board of Directors in 2005 and has served in numerous leadership roles, including as Lead Director since 2013. During his tenure, Ron helped guide the company’s governance, strategy and long-term growth while providing thoughtful leadership and independent oversight during a period of significant growth and transformation.

“Ron has made extraordinary contributions to Resmed over the past two decades,” said Farrell. “His integrity, sound judgment and unwavering commitment to our patients, employees and shareholders have helped shape Resmed. On behalf of the Board and all Resmedians, I thank Ron for his outstanding service and wish him and his family all the very best.”

About Resmed

Resmed (NYSE: RMD, ASX: RMD) creates life-changing health technologies that people love. We’re relentlessly committed to pioneering innovative technology to empower millions of people in 140 countries to live happier, healthier lives. Our AI-powered digital health solutions, cloud-connected devices and intelligent software make home healthcare more personalized, accessible and effective. Ultimately, Resmed envisions a world where every person can achieve their full potential through better sleep and breathing, with care delivered in their own home. Learn more at Resmed.com and follow @Resmed.

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